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                          FORM OF FEE WAIVER AGREEMENT

         March 14, 2003

         JPMorgan Institutional Funds
         c/o J. P. Morgan Fund Distributors, Inc.
         522 Fifth Avenue
         New York, N.Y. 10036

         Dear Sirs:

                  JPMorgan Chase Bank ("JPMorgan Chase Bank"), hereby agrees to reimburse the JPMorgan Diversified Fund (the "Fund"), through March 31, 2006 with respect to Class A, Class B, Class C and Select Class Shares to the extent necessary to maintain the Class A, Class B, Class C and Select Class Shares' total operating expenses at the annual rate of 1.25%, 1.93%, 1.93% and 0.98%, respectively, of the average daily net assets. This reimbursement arrangement does not include interest, taxes, extraordinary expenses, expenses related to the Fund's deferred compensation plan.

                  JPMorgan Chase Bank understands and intends that J.P. Morgan Institutional Funds will rely on this agreement in preparing and filing its registration statement on Form N-14 and in accruing the Fund's expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so.

                  Please acknowledge acceptance on the enclosed copy of this letter.

         Very truly yours,

         JPMORGAN CHASE BANK

         --------------------
         Michael Moran
         Vice President and Assistant Treasurer

         Accepted by:

         J.P. MORGAN INSTITUTIONAL FUNDS

         ----------------------
         David Wezdenko
         Treasurer